EXHIBIT 99.1

HMS REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

▪FY'20 Total Revenue of $673.3 Million, +7.5% vs. FY'19
▪FY'20 Net Income of $70.1 Million, -19.6% vs. FY'19
▪FY'20 GAAP EPS of $0.78 per Diluted Share vs. $0.98 per Diluted Share in FY'19
▪FY'20 Adjusted EPS of $1.33 per Diluted Share vs. $1.12 per Diluted Share in FY'19 (excluding net benefit of 2Q-19 Reserve Release, 3Q-19 Gain on Investment and discrete tax benefits)
▪FY'20 Adjusted EBITDA of $184.3 Million, +12.6% vs. FY'19 (excluding net benefit of 2Q-19 Reserve Release and 3Q-19 Gain on Investment)

IRVING, Texas – February 26, 2021 – HMS Holdings Corp. (Nasdaq: HMSY) today announced financial results for the fourth quarter and full year ended December 31, 2020.
Fourth Quarter
Total revenue in the fourth quarter of 2020 was $194.0 million, compared to total revenue of $163.4 million in the fourth quarter of 2019 (+18.7%). Revenue in the fourth quarter of 2020 from the Accent business, which was acquired at the end of 2019, was $10.9 million. Organic revenue in the fourth quarter of 2020, excluding Accent, increased 13.2%.
Coordination of Benefits (COB) revenue was $130.5 million in the fourth quarter of 2020 compared to $98.6 million in the fourth quarter of 2019 (+32.4%). Organic COB revenue, excluding Accent, was $119.7 million (+23.5%).
Payment Integrity (PI) revenue was $50.3 million in the fourth quarter of 2020, compared to $48.4 million in the fourth quarter of 2019 (+4.1%). Population Health Management (PHM) revenue was $13.1 million in the fourth quarter of 2020, compared to $16.6 million in the prior year fourth quarter (-20.6%).
Net income in the fourth quarter of 2020 was $32.8 million, or $0.36 per diluted share, compared to net income of $17.3 million, or $0.20 per diluted share, in the fourth quarter of 2019.
Adjusted EBITDA in the fourth quarter of 2020 was $64.9 million, compared to $42.3 million in the fourth quarter of 2019 (+53.4%).
Adjusted EPS in the fourth quarter of 2020 was $0.51 per diluted share, compared to adjusted EPS of $0.27 per diluted share in the fourth quarter of 2019 (+88.9%).
Full Year
Total revenue for the twelve months ended December 31, 2020 was $673.3 million, compared to $626.4 million in the prior year (+7.5%). For the twelve months ended December 31, 2019, total revenue included $10.5 million in revenue from the second quarter of 2019 related to the Company's release of its remaining contract-related balance under its original Medicare RAC Contract (the “2Q 2019 Reserve Release”). Revenue in the twelve months ended December 31, 2020 from the Accent business was $43.3 million. Excluding the 2Q 2019 Reserve Release and revenue from the Accent business, total revenue increased 2.6% compared to the prior year.
COB revenue for the twelve months ended December 31, 2020 was $469.2 million, compared to $404.1 million in the prior year (+16.1%). Organic COB revenue for the twelve months ended December 31, 2020, excluding Accent, was $425.9 million (+5.8%).

PI revenue for the twelve months ended December 31, 2020 was $152.0 million, compared to $162.2 million in the prior year (-6.3%). Excluding the 2Q 2019 Reserve Release, PI revenue increased 0.2% compared to the prior year. PHM revenue for the twelve months ended December 31, 2020 was $52.1 million, compared to $60.1 million in the prior year (-13.3%).
Net income for the twelve months ended December 31, 2020 was $70.1 million, or $0.78 per diluted share, compared to $87.2 million, or $0.98 per diluted share, in the prior year. For the twelve months ended December 31, 2019, net income included $0.07 per diluted share related to the 2Q 2019 Reserve Release, a net benefit of $0.06 per diluted share related to a gain on the sale of an investment in the third quarter of 2019 (the "3Q 2019 Gain on Investment"), and discrete tax benefits recorded in the first quarter of 2019 totaling $0.07 per diluted share.
Adjusted EBITDA for the twelve months ended December 31, 2020 was $184.3 million, compared to $179.6 million in the prior year (+2.6%), which included a net benefit of $8.2 million related to the 2Q 2019 Reserve Release and $7.7 million related to the 3Q 2019 Gain on Investment. Excluding those benefits, Adjusted EBITDA increased 12.6% compared to the prior year.
Adjusted EPS for the twelve months ended December 31, 2020 was $1.33 per diluted share. Adjusted EPS was $1.32 per diluted share in the prior year, including $0.07 per diluted share related to the 2Q 2019 Reserve Release, $0.06 per diluted share related to the 3Q 2019 Gain on Investment and discrete tax benefits recorded in the first quarter of 2019 totaling $0.07 per diluted share. Excluding the 2Q 2019 Reserve Release, the 3Q 2019 Gain on Investment and discrete tax benefits in 2019, adjusted EPS for the twelve months ended December 31, 2020 was $1.33 per diluted share, compared to $1.12 per diluted share in the prior year period (+18.8%).
Cash Flow and Capital Resources
Net cash provided by operating activities for the twelve months ended December 31, 2020 was $99.0 million compared to $133.2 million in the prior year. Capital expenditures were $27.9 million for the twelve months ended December 31, 2020, compared to $21.6 million in the prior year.
The Company's balance sheet at December 31, 2020 included $207.1 million of cash and cash equivalents and $240.0 million in outstanding bank debt, compared to cash and cash equivalents of $139.3 million and outstanding bank debt of $240.0 million at December 31, 2019.
About HMS
HMS advances healthcare by helping organizations reduce costs and improve health outcomes. Through our industry-leading technology, analytics and engagement solutions, we save billions of dollars annually while helping consumers lead healthier lives. HMS provides a broad range of payment accuracy and population health management solutions that help move healthcare forward. Visit us at www.hms.com.
Trademarks
HMS and the HMS logo are registered trademarks of HMS Holdings Corp. and/or its affiliates. Other names may be trademarks of their respective owners.
Non-GAAP Financial Measures
The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this release.

The Company believes that the non-GAAP financial measures presented in this press release are relevant and provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because the measures allow them to understand and compare the Company's actual and expected operating results during the prior, current and future periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.
Safe Harbor Statement
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 is filed. This press release, and other written or oral statements made by management from time to time, may contain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward-looking statements can be identified by words such as “aims,” “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “forecasts,” “future,” “intends,” “likely,” “may,” “outlook,” “plans,” “potential,” “projects,” “seeks,” “strategy,” “targets,” “trends,” “will,” “would,” “could,” “should,” variations of such terms and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.
Factors that could cause or contribute to such differences, include, but are not limited to: the occurrence of any event, change, or other circumstances that could delay or prevent closing of the proposed acquisition of HMS by Gainwell Acquisition Corp. ("Gainwell"), or give rise to the termination of that certain Agreement and Plan of Merger, dated December 20, 2020, by and among HMS, Gainwell, Mustang MergerCo Inc. and Gainwell Intermediate Holding Corp.; the course of the COVID-19 pandemic and the responses to the pandemic, and their effects on our business and operations, including those of our customers and partners, and general economic, business and market conditions; our ability to execute our business plans or growth strategy; our ability to innovate, develop, implement and deliver new or enhanced solutions or services; the nature of any strategic acquisition, investment, partnership and divestiture opportunities we are pursuing, and our ability to successfully execute on such opportunities; our ability to successfully integrate or merge acquired businesses and realize synergies; significant and increased competition for our solutions and services; changes in the healthcare environment or healthcare financing system, including regulatory, budgetary or political actions that affect healthcare spending or the practices and operations of healthcare organizations; our ability to protect our systems from damage, interruption or breach, and to maintain effective information and technology systems and networks, including during a catastrophic or extraordinary event, such as the COVID-19 pandemic; our failure to maintain a high level of customer retention or the unexpected reduction in scope or termination of key contracts with major customers; customer dissatisfaction or our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; our inability to manage our relationships with data and IT suppliers; our reliance on subcontractors and other third party providers and parties to perform services; our ability to secure future contracts and favorable contract terms through the competitive bidding process; our success in attracting and retaining qualified employees and members of our management team; risks relating to our international operations, including political, regulatory, economic, foreign exchange, cybersecurity, tax compliance and other risks; variations in our results of operations; our ability to accurately forecast the revenue under our contracts and solutions; our ability to generate sufficient cash to cover our interest and principal payments under our credit facility; changes in tax laws, regulations or guidance or unexpected changes in our effective tax rate; unanticipated increases in the number or amount of claims for which we are self-insured; accounting changes or revisions; our ability to protect our intellectual property rights, proprietary technology, information processes, and know-how; our failure to comply with applicable laws and regulations governing individual privacy and information security, domestically and internationally, or to protect such information from theft and misuse; our ability to comply with current and future legal and regulatory requirements; negative results of government or customer reviews, audits or investigations; pending or threatened litigation; unfavorable outcomes in legal proceedings; state or federal limitations related to outsourcing of certain government programs or functions; restrictions on bidding or performing certain work due to perceived conflicts of interests; the market price of our common stock and lack of dividend payments; anti-takeover provisions in our corporate governance documents; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Any forward-looking statements herein speak only as of the date such statements are first made. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Robert Borchert	Lacey Hautzinger
SVP, Investor Relations	Sr. Director, External Communications
robert.borchert@hms.com	lacey.hautzinger@hms.com
469-284-2140	469-284-7240

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue	$193,981	$163,445	$673,283	$626,395
Cost of services:
Compensation	67,521	59,288	261,199	231,321
Direct project and other operating expenses	24,967	26,376	96,182	90,069
Information technology	16,245	14,323	61,433	53,950
Occupancy	4,012	4,100	16,528	16,375
Amortization of acquisition related software and intangible assets	5,389	4,509	21,964	16,999
Total cost of services	118,134	108,596	457,306	408,714
Selling, general and administrative expenses	33,889	29,151	122,750	114,665
Total operating expenses	152,023	137,747	580,056	523,379
Operating income	41,958	25,698	93,227	103,016
Interest expense	(1,451)	(2,634)	(7,586)	(11,013)
Interest income	5	857	271	4,148
Other income	(386)	514	1,358	8,211
Income before income taxes	40,126	24,435	87,270	104,362
Income taxes	7,307	7,089	17,121	17,138
Net income	$32,819	$17,346	$70,149	$87,224

Basic income per common share:
Net income per common share — basic	$0.37	$0.20	$0.79	$1.00
Diluted income per common share:
Net income per common share — diluted	$0.36	$0.20	$0.78	$0.98
Weighted average shares:
Basic	88,546	86,328	88,438	87,222
Diluted	90,369	87,987	90,081	89,317

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$207,124	$139,268
Accounts receivable, net	265,717	223,443
Prepaid expenses and other current assets	26,332	30,925
Income tax receivable	—	3,210
Deferred financing costs, net	564	564
Total current assets	499,737	397,410
Property and equipment, net	81,539	86,947
Goodwill	594,561	599,351
Intangible assets, net	117,193	131,849
Operating lease right-of-use assets	14,428	17,493
Deferred financing costs, net	545	1,109
Other assets	21,674	10,117
Total assets	$1,329,677	$1,244,276

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$96,322	$97,747
Liability for appeals	6,047	3,570
Total current liabilities	102,369	101,317
Long-term liabilities:
Revolving credit facility	240,000	240,000
Operating lease liabilities	11,991	14,881
Net deferred tax liabilities	18,906	25,587
Other liabilities	8,082	7,626
Total long-term liabilities	278,979	288,094
Total liabilities	381,348	389,411
Commitments and contingencies
Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock -- $0.01 par value; 175,000,000 shares authorized;102,249,981, shares issued and 88,586,787 shares outstanding at December 31, 2020; 101,766,468 shares issued and 88,103,566 shares outstanding at December 31, 2019	1,022	1,018
Capital in excess of par value	503,275	479,964
Retained earnings	579,608	509,459
Treasury stock, at cost: 13,663,194 shares at December 31, 2020 and 13,663,194 shares at December 31, 2019	(135,576)	(135,576)

Total shareholders' equity	948,329	854,865

Total liabilities and shareholders' equity	$1,329,677	$1,244,276

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Years Ended December 31,
	2020	2019	2018
Operating activities:
Net income	$70,149	$87,224	$54,989
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	32,104	33,293	33,254
Amortization of intangible assets	14,656	9,691	24,342
Amortization of deferred financing costs	564	564	564
Gain on sale of cost basis investment	—	(7,697)	—
Stock-based compensation expense	24,044	21,901	21,507
Deferred income taxes	(6,681)	7,290	(3,504)
Noncash lease expense	3,065	4,133	—
Change in fair value of contingent consideration	—	—	(35)
Release of estimated liability for appeals, net	—	(10,478)	(8,436)
Changes in operating assets and liabilities:
Accounts receivable	(39,977)	(16,292)	(17,312)
Prepaid expenses and other current assets	4,593	(10,487)	(2,785)
Other assets	(8,169)	(2,173)	245
Income taxes receivable / payable	9,790	15,607	(16,925)
Accounts payable, accrued expenses and other liabilities	(4,677)	4,744	11,181
Operating lease liabilities	(2,890)	(5,315)	—
Liability for appeals	2,477	1,227	(628)
Net cash provided by operating activities	99,048	133,232	96,457
Investing activities:
Acquisition of businesses, net of cash acquired	1,529	(185,790)	—
Proceeds from sale of cost basis investment	—	9,776	—
Investment in common stock	(3,388)	(7,421)	—
Purchases of property and equipment	(11,253)	(8,276)	(11,264)
Investment in capitalized software	(16,636)	(13,348)	(19,149)
Net cash used in investing activities	(29,748)	(205,059)	(30,413)
Financing activities:
Proceeds from exercise of stock options	2,779	39,332	38,362
Payments of tax withholdings on behalf of employees for net-share settlements	(3,508)	(6,988)	(2,818)
Payments on capital lease obligations	(715)	(195)	—
Purchases of treasury stock	—	—	(5,955)
Net cash (used in)/provided by financing activities	(1,444)	32,149	29,589
Net increase/(decrease) in cash and cash equivalents	67,856	(39,678)	95,633
Cash and Cash Equivalents
Cash and cash equivalents at beginning of year	139,268	178,946	83,313
Cash and cash equivalents at end of period	$207,124	$139,268	$178,946
Supplemental disclosure of cash flow information:
Cash paid for income taxes/(refunds received), net of refunds	$13,734	$(5,298)	$22,225
Cash paid for interest	$5,928	$10,457	$10,326
Supplemental disclosure of non-cash activities:
Change in balance of accrued property and equipment purchases	$1,193	$(1,303)	$1,305

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended
(in thousands, except percentages)	December 31, 2020	December 31, 2019
Net income	$32,819	$17,346

Net interest expense	1,446	1,777
Income taxes	7,307	7,089
Depreciation and amortization of property and equipment and intangible assets	11,545	11,256
Earnings before interest, taxes, depreciation and amortization (EBITDA)	53,117	37,468
Stock-based compensation expense	2,961	3,186
Transaction and integration costs	8,783	1,638
Adjusted EBITDA	$64,861	$42,292
% of Revenue	33.4%	25.9%

	Twelve Months Ended
(in thousands, except percentages)	December 31, 2020	December 31, 2019
Net income	$70,149	$87,224

Net interest expense	7,315	6,865
Income taxes	17,121	17,138
Depreciation and amortization of property and equipment and intangible assets	46,760	42,984
Earnings before interest, taxes, depreciation and amortization (EBITDA)	141,345	154,211
Stock-based compensation expense	24,044	21,901
Transaction and integration costs	18,894	3,489
Adjusted EBITDA	$184,283	$179,601
% of Revenue	27.4%	28.7%
Adjusted EBITDA excluding 2Q 2019 Reserve Release and 3Q 2019 Gain on Investment	$184,283	$163,701
% of Revenue	27.4%	26.6%

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to GAAP EPS (Diluted) and Adjusted EPS (Diluted)

	Three Months Ended
(in thousands, except per share amounts)	December 31, 2020	December 31, 2019
Net income	$32,819	$17,346

Stock-based compensation expense	2,961	3,186
Transaction and integration costs	8,783	1,638
Amortization of acquisition related software and intangible assets	5,389	4,509
Income tax related to adjustments¹	(4,009)	(2,595)

Adjusted net income	$45,943	$24,084

Weighted average common shares, diluted	90,369	87,987

Diluted EPS²	$0.36	$0.20
Diluted adjusted EPS²	$0.51	$0.27

	Twelve Months Ended
(in thousands, except per share amounts)	December 31, 2020	December 31, 2019
Net income	$70,149	$87,224

Stock-based compensation expense	24,044	21,901
Transaction and integration costs	18,894	3,489
Settlement expense	—	—
Amortization of acquisition related software and intangible assets	21,964	16,999
Income tax related to adjustments¹	(15,187)	(11,784)

Adjusted net income	$119,864	$117,829

Weighted average common shares, diluted	90,081	89,317

Diluted EPS²	$0.78	$0.98
Diluted adjusted EPS²	$1.33	$1.32

Discrete tax benefits	$—	$0.07
2Q 2019 Reserve Release benefit³	$—	$0.07
3Q 2019 Gain on Investment³	$—	$0.06
Diluted adjusted EPS excluding 2Q 2019 Reserve Release, 3Q 2019 Gain on Investment, and discrete tax benefits	$1.33	$1.12

(1) Tax effect of adjustments is computed as the pre-tax effect of the adjustments multiplied by the adjusted annual effective tax rate at period end.

(2) Diluted GAAP EPS and Diluted adjusted EPS for the twelve months ended December 31, 2019 included (i) discrete tax benefits of $0.07 per diluted share primarily related to the exercise of employee stock options, (ii) $0.07 per diluted share related to the 2Q 2019 Reserve Release benefit and (iii) a $0.06 per diluted share benefit related to the 3Q 2019 Gain on Investment.

(3) The 2Q 2019 Reserve Release benefit of $0.07 per diluted share for the twelve months ended December 31, 2019 is net of income tax of approximately $0.03 per diluted share. The 3Q 2019 Gain on Investment benefit of $0.06 per diluted share for the twelve months ended December 31, 2019 is net of income tax of approximately $0.02 per diluted share.

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Total Debt to Net Leverage Ratio

(in thousands, except ratios)	December 31, 2020	December 31, 2019
Total Debt (revolving credit facility)	$240,000	$240,000
Cash and cash equivalents	(207,124)	(139,268)
Total net debt⁴	$32,876	$100,732

Net income⁵	$70,149	$87,224
Adjusted EBITDA⁶	$184,283	$179,601
Net leverage ratio⁷	0.18	0.56

(4) Total Debt consists of the outstanding principal under our senior secured revolving credit facility
(5) Trailing twelve months Net income
(6) Trailing twelve months Adjusted EBITDA
(7) The Company's net leverage ratio is calculated by dividing total net debt by trailing twelve months' Adjusted EBITDA

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Twelve Months Ended
(In thousands)	December 31, 2020	December 31, 2019
Net cash provided by operating activities	$99,048	$133,232
Purchases of property and equipment	(11,253)	(8,276)
Investment in capitalized software	(16,636)	(13,348)

Non-GAAP free cash flow	$71,159	$111,608

The Company believes that the non-GAAP free cash flow financial measures presented in this press release provide useful information regarding how much cash flow is available, after purchases of property and equipment and investment in capitalized software, to be used for working capital needs or for other opportunities. It should not be inferred that the entire non-GAAP free cash flow amount is available for discretionary expenditures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.